EXHIBIT 99.1



NEWS RELEASE
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PROPERTY CAPITAL TRUST

                                                     Contact:
                                                     Robert M. Melzer, President
                                                     and Chief Executive Officer
                                                     617/737-0100


PROPERTY CAPITAL TRUST SELLS LAST INVESTMENT AND DECLARES DIVIDEND

BOSTON, JUNE 17, 1998--Property Capital Trust (ASE-PCT) announced today that its last real estate investment, the land underlying the Cincinnati Marriott Inn, has been sold and its two leasehold mortgages on the hotel have been repaid. The net proceeds from this transaction were approximately $7,900,000.

As a result of the sale, the Trustees have declared an $.80 per share special dividend payable on July 10, 1998 to shareholders of record on July 1, 1998. This special dividend brings to $13.65 per share the total amount of dividends declared from the proceeds of sales since the 1995 announcement of the Trust's business plan to dispose of its investments.

Robert M. Melzer, President of the Trust, also reported that the previously announced merger negotiations with an unrelated third party are continuing but that no definitive agreement has been entered into and no assurance can be made that such an agreement will be executed. However, as the Trust has disposed of all of its real estate investments, the American Stock Exchange has determined that the last day for trading the Trust's Common Shares on the AMEX will be Friday, July 10, 1998. Shareholders should understand that after that time it is unlikely that there will be a ready market to buy or sell the Trust's Common Shares. Further, even if the merger negotiations are successful, there is no assurance that trading on the AMEX will resume.

Because of the magnitude of the dividend declared today in relation to the Trust's share price and the halting of trading after July 10, the Trust's shares will not trade ex-dividend on the American Stock Exchange. Shareholders are advised that if they sell their shares on or before July 10, they will relinquish their right to receive the $.80 dividend.

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101 Federal Street, Boston, Massachusetts 02110-1817 - Phone 617/737-0100 - Fax
617/737-0228